Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER NET INCOME OF $602 MILLION OR $1.20 PER DILUTED SHARE

Riverwoods, IL, July 23, 2013 - Discover Financial Services (NYSE: DFS) today reported net income of $602 million or $1.20 per diluted share for the second quarter of 2013, as compared to $525 million or $0.99 per diluted share for the second quarter of 2012. The company's return on equity was 23%.

Second Quarter Highlights

•	Total loans grew $3.7 billion, or 6%, from the prior year to $61.7 billion.

•	Credit card loans grew $2.3 billion, or 5%, to $49.8 billion and Discover card sales volume increased 4% from the prior year.

•	Credit card loan delinquencies over 30 days past due reached a record low of 1.58%. Credit card net charge-off rate decreased 2 basis points sequentially to 2.34%.

•	Payment Services pretax income was down $71 million from the prior year to a pretax loss of $21 million.

"Discover's strong overall results were driven by profitable growth in Direct Banking and continued improvement in credit offset to a small degree by a loss in Payment Services as we supported Diners franchises in Europe," said David Nelms, chairman and CEO of Discover.

Segment Results:

Direct Banking

Direct Banking pretax income of $1.0 billion in the quarter was up $206 million, or 26%, from the prior year.

Discover card sales volume grew 4% from the prior year to $27.6 billion. Credit card loans ended the quarter at $49.8 billion, up 5% from the prior year.

Total loans ended the quarter at $61.7 billion, up 6% compared to the prior year. Private student loans increased $390 million, or 5%, from the prior year and personal loans increased $652 million, or 22%, from the prior year.

Revenue net of interest expense increased $182 million, up 10% from the prior year due to loan growth, revenue from Discover Home Loans, which was launched in June 2012 after acquiring Home Loan Center assets from Tree.com, and lower funding costs.

Net interest margin was 9.44%, up 16 basis points from the prior year. The increase in net interest margin from the prior year reflects decreased funding costs partially offset by lower loan yield. Credit card yield was 11.97%, a decrease of 24 basis points from the prior year. The decline in credit card yield from the prior year reflects an increase in promotional rate balances and a decline in higher rate balances, partially offset by lower interest charge-offs. Interest expense as a percent of total loans decreased 39 basis points from the prior year as the company continued to take advantage of available low rate funding.

Net interest income increased $116 million, or 9%, from the prior year, benefiting from loan growth and lower interest expense, which was partially offset by a decline in loan yield.

Other income increased $66 million, or 14%, from the prior year primarily due to revenue from Discover Home Loans and higher net interchange revenue as a result of increased sales.

The delinquency rate for credit card loans over 30 days past due was 1.58%, an improvement of 27 basis points from the prior year, and a decrease of 19 basis points from the prior quarter. Credit card net charge-off rate for the second quarter was 2.34%, down 38 basis points from the prior year, and down 2 basis points from the prior quarter. The student loan net charge-off rate excluding PCI loans was 1.58%, up 85 basis points from the prior year and 76 basis points sequentially, due to a larger portion of the portfolio entering repayment and seasonality, respectively. Personal loan net charge-off rate decreased 1 basis point from the prior year and 6 basis points sequentially to 2.24%.

Provision for loan losses of $225 million decreased $37 million from the prior year, driven by a decline in charge-offs and a higher reserve release. The reserve release for the second quarter of 2013 was $93 million reflecting the impact of a 21 basis point decline in the reserve rate from the prior quarter partially offset by additional reserves due to loan growth. The second quarter of 2012 included a reserve release of $73 million. Net principal charge-offs were $17 million lower than the prior year as a result of the continued decline in delinquencies and bankruptcies.

Expenses were up $13 million, or 2%, from the prior year. The increase in expenses was due to higher employee compensation and marketing associated with the Home Loan Center acquisition, increased card marketing initiatives and higher headcount. The second quarter of 2012 included a $90 million addition to legal reserves.

Payment Services

Payment Services pretax loss for the quarter was $21 million as expenses increased $49 million from the prior year. Total pretax charges related to supporting Diners Club International franchises during the quarter were $55 million, which included a $15 million increase in loan loss provisions for prior franchise loans.

Payment Services dollar volume was $49.4 billion for the second quarter of 2013, down 2% from the prior year. PULSE transaction dollar volume declined by 3% year-over-year due to merchant routing and competitor actions.

Share Repurchases

During the second quarter of 2013, the company repurchased approximately 7 million shares of common stock for $340 million. Shares of common stock outstanding declined by 1% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Tuesday, July 23, 2013, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at
http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its private student loan portfolio and mortgage loan products; losses as a result of mortgage loan repurchase and indemnification obligations to secondary market purchasers; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2012 and under “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).